Exhibit 10.4

CONSULTING AGREEMENT

This Agreement is made as of July 5, 2012 (the "Effective Date"), between PURE Bioscience, Inc. (the "Company") and Dave Pfanzelter (the “Consultant”), and together (the "Parties") hereby enter into this Agreement on the terms set forth below.

WHEREAS Consultant has expertise in the areas of food service, sales management and marketing.

WHEREAS the Company desires to employ the services of Consultant in these areas of expertise of the PURE Bioscience Advisory Panel;

Now, Therefore The Company wishes to retain the Consultant in a consulting capacity and the Consultant desires to perform such consulting services.

Accordingly, the parties agree as follows:

1.
Services. The Field of Interest for consulting hereunder is relating to implementation of PURE Bioscience’s antimicrobial in the food science and food processing industries as well as guidance in the related area of government regulation of antimicrobials in those industries.  At the request of the Company the Consultant shall provide services relating to the Field of Interest.

2.
Term. The term of this Agreement will begin on the Effective Date and The Agreement will terminate (1) one year following the Effective Date unless the parties agree to a renewal or extension in writing.

3.	Consideration. In consideration for the services provided by Consultant under the terms of this Agreement, Consultant shall be compensated as set forth below:

a.
Common Stock. The Company shall grant to Consultant a two-year Option to purchase up to 25,000 shares of the Company's common stock at a purchase price of $0.45 per share, such price being at or above the fair market value of the Stock as of July 5, 2012, the Effective Date of this Consulting Agreement. The Option hereby granted is pursuant the PURE Bioscience 2007 Equity Incentive Plan and is subject to the terms and conditions provided in a separate Option Agreement. The Option shall constitute complete compensation for the services provided by Consultant.

b.
Expenses. Unless pre-approved by the Company, all expenses incurred by the Consultant in connection with Company-related business such as but not limited to travel expenses incurred will be the responsibility of the Consultant and to be considered fully paid pursuant Section 2 above and

4.	Confidentiality.

a.
The Consultant acknowledges that, during the course of performing his services hereunder, the Company will be disclosing information to the Consultant, and the Consultant will be developing information related to business development, Inventions, projects, products, potential customers, personnel, business plans, and finances, as well as other commercially valuable information (collectively "Confidential Information"). The Consultant acknowledges that the Company's business is extremely competitive, dependent in part upon the maintenance of secrecy, and that any disclosure of the Confidential Information would result in serious harm to the Company.

b.
The Consultant agrees that the Confidential Information will be, used by the Consultant only in connection with consulting activities hereunder, and will not be used in any way that is detrimental to the Company.

c.
The Consultant agrees not to disclose, directly or indirectly, the Confidential Information to any third person or entity, other than representatives or agents of the Company. The Consultant will treat all such information as confidential and proprietary property of the Company.

d.
The term "Confidential Information" does not include information that (i) is or becomes generally available to the public other than by disclosure in violation of this Agreement, (ii) was within the relevant party's possession prior to being furnished to such party, (iii) becomes available to the relevant party on a non-confidential basis, or (iv) was independently developed by the relevant party without reference to the information provided by the Company.

e.
The Consultant may disclose any Confidential Information that is required to be disclosed by law, governmental regulation or court order. If disclosure is required, the Consultant will give the Company advance notice so that the Company may seek a protective order or take other action reasonable in light of the circumstances.

f.
Upon termination of this Agreement, the Consultant will promptly return to the Company all materials containing Confidential Information as well as data, records, reports and other property, furnished by the Company to the Consultant or produced by the Consultant in connection with services rendered hereunder, together with all copies of any of the foregoing. Notwithstanding such return, the Consultant shall continue to be bound by the terms of the confidentiality provisions contained in this Section 4 for a period of three years after the termination of this Agreement.

5.
Use of Name. It is understood that the name of the Consultant and Consultant's affiliation with any third party will appear in disclosure documents required by securities laws, and in other regulatory and administrative filings in the ordinary course of the Company's business.  The Company may also use Consultant’s name in news releases and corporate materials. The above-described uses will be deemed to be noncommercial uses. The name of the Consultant or any third party will not be used for any commercial purpose without the Consultant's consent.

6.
No Conflict. Valid and Binding. The Consultant represents that neither the execution of this Agreement nor the performance of the Consultant's obligations under this Agreement will result in a violation or breach of any other agreement by which the Consultant is bound. The Company represents that this Agreement has been duly authorized and executed and is a valid and legally binding obligation of the Company, subject to no conflicting agreements.

7.
Non-Compete Agreement.  Recognizing that the various items of Information are special and unique assets of Company that need to be protected from disclosure, and in consideration of the disclosure of the Information, Consultant agrees and covenants that for a period of 3 years following the termination of this Agreement, whether such termination is voluntary or involuntary, Consultant will not directly or indirectly engage in any business competitive with Company.  This covenant shall apply to the geographical area that is world-wide.  Directly or indirectly engaging in any competitive business includes, but is not limited to, (i) engaging in a business as owner, partner, or agent, (ii) becoming an employee of any third party that is engaged in such business, or (iii) becoming interested directly or indirectly in any such business, or (iv) soliciting any customer of Company for the benefit of a third party that is engaged in such business.  Consultant agrees that this non-compete provision will not adversely affect the livelihood of Consultant.

8.
Notices. Any notice provided under this Agreement shall be in writing and shall be deemed to have been effectively given (i) upon receipt when delivered personally or (ii) one day after sending when sent by private express mail service (such as Federal Express) to the following address:

a.	In the case of the Company:

PURE Bioscience

1725 Gillespie Way
El Cajon, CA  92020
(619) 596-8600, Ext. 100
Attn: Chief Executive Officer

b.	In the case of the Consultant:

Dave Pfanzelter
33605 Contour Dr.
Burlington, WI 53105
(847) 975-6828

c.	or to other such address as may have been designated by the Company or the Consultant by notice to the other given as provided herein.

9.
Independent Contractor: Withholding. The Consultant will at all times be an independent contractor, and as such will not have authority to bind the Company. Consultant will not act as an agent nor shall he be deemed to be an employee of the Company for the purposes of any employee benefit program, unemployment benefits, or otherwise. The Consultant recognizes that no amount will be withheld from his compensation for payment of any federal, state, or local taxes and that the Consultant has sole responsibility to pay such taxes, if any, and file such returns as shall be required by applicable laws and regulations. Consultant shall not enter into any agreements or incur any obligations on behalf of the Company.

10.
Assignment. Due to the personal nature of the services to be rendered by the Consultant, the Consultant may not assign this Agreement or the related Option Agreement. The Company may assign all rights and liabilities under this Agreement to a subsidiary or an affiliate or to a successor to all or a substantial part of its business and assets without the consent of the Consultant. Subject to the foregoing, this Agreement will inure to the benefit of and be binding upon each of the heirs, assigns and successors of the respective parties.

11.
Severability. If any provision of this Agreement shall be declared invalid, illegal or unenforceable, such provision shall be severed and the remaining provisions shall continue in full force and effect.

12.
Remedies. The Consultant acknowledges that the Company in the event of a violation by the Consultant of this agreement, the Company shall have the right to obtain injunctive or other similar relief, as well as any other relevant damages, without the requirement of posting bond or other similar measures.

13.
Governing Law; Entire Agreement; Amendment. This Agreement shall be construed in accordance with, and governed by, the laws of California.  Any action to enforce the terms and conditions of this Agreement shall be brought in the California State courts in and for the County of San Diego.  This Agreement represents the entire understanding of the parties, supersedes all prior agreements between the parties, and may only be amended in writing.

IN WITNESS WHEREOF, this Agreement may be executed in counterparts, each of which shall constitute an original and all of which together shall constitute one instrument, effective as of the date first above written.

CONSULTANT

By:  /s/ Dave Pfanzelter
  Dave Pfanzelter

PURE BIOSCIENCE, INC.

By:  /s/ Michael L. Krall
Michael L. Krall, President/CEO